CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard New Jersey Tax-Free Funds of our report dated January 12, 2017, relating to the financial statements and financial highlights, which appears in Vanguard New Jersey Municipal Money Market Fund (formerly known as Vanguard New Jersey Tax-Exempt Money Market Fund) and Vanguard New Jersey Long-Term Tax-Exempt Fund’s Annual Report on Form N- CSR for the year ended November 30, 2016. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA
July 21, 2017